Exhibit 10.11

Scott Strazik Chief Executive Officer GE Vernova

August 14, 2023

Dear Ken,

We are pleased to offer you the position of Chief Financial Officer in GE Vernova (the “Business”), which is currently a part of the General Electric Company (together, the “Company”), effective October 2, 2023 (your “start date”). This position will be based in Boston, and you will report to me directly. The details of our offer are noted below:

Salary:	$900,000 (US dollars) paid bi-weekly

Annual Executive Incentive Plan (“AEIP”):	Your AEIP target is 85% of your base salary as of December 31st each plan year. Payments are made in the Company’s and Business’s discretion and are typically based on Business performance and individual performance, in each case including risk management and compliance. For the performance year 2023, any bonus you receive will be based on your start date pro rata temporis. Your bonus target will increase to 100% of your base salary upon completion of the planned spin of GE Vernova.

Long-Term Incentive Plan (“LTIP”):	The grant value of your annual equity award will be $3,500,000 (US dollars). LTIP awards are typically granted in March each year, with the award type and terms determined by the Management Development and Compensation Committee of the Board of Directors. Your award will be delivered 50% in Performance Stock Units (based on a Monte Carlo calculation) and 50% in Restricted Stock Units (based on the 30-day average price prior to and including the grant date). All LTIP Awards will be governed by the terms and conditions consistent with awards made to other similarly situated officers of the Company.

Benefits:

You will also be eligible to participate in the Company’s benefit plans, including:

•  Reimbursement of up to $3,100 (US dollars) annually for physical health examinations.

•  Reimbursement of up to $15,000 (US dollars) annually for financial planning services.

•  Participation in the Restoration Plan. Under the Plan, 7% of your pay above the IRS pay limit that applies to 401(k) plans is credited each year and notionally invested as you choose. These amounts generally vest after 3 years of service.

All aspects of these and other benefits will be governed by the terms of the applicable plan or program.

Scott Strazik Chief Executive Officer GE Vernova

Relocation Benefits: New Hire Equity Grant:

You will be eligible to participate in the Company’s U.S. relocation policy through December 2024, per the terms of the policy.

We will provide you with a Special New Hire Equity Grant valued at $5,000,000 (US dollars) to be granted as soon as practical following your start date, subject to approval by the Management Development and Compensation Committee of the Board of Directors or its delegee. This grant will be delivered in 100% RSUs and will vest 1/3 on the 1 year anniversary of your grant date, 1/3 on the 2nd year anniversary of your grant and 1/3 on the 3rd year anniversary of your grant.

Cash Sign-on Payment:

We will provide you with a special cash payment of $2,000,000 (US Dollars) to be paid within 30 days from your employment start date. Similar to your annual salary and other payments, this amount is subject to applicable tax and other withholding. This special cash payment must be repaid to the company if: (i) you resign on or before the earlier of the spin transaction or the two-year anniversary of its payment; and/or (ii) you are found, in the company’s sole discretion, to have engaged in conduct that would give rise to a termination for Cause (as defined below), regardless of whether this conduct was discovered during your employment or after your termination of employment.

A termination for “Cause” means your: (a) breach of the Employee Invention and Proprietary Information Agreement (“EIPIA”) or any other confidentiality, non-solicitation, or non-competition agreement with the Company or its affiliates, or breach of a material term of any other agreement between you and the Company or its affiliates; (b) engagement in conduct that results in, or has the potential to cause material harm financially, reputationally, or otherwise to the Company or its affiliates; (c) commission of an act of dishonesty, fraud, embezzlement or theft; (d) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) failure to comply with the Company’s Code of Conduct, The Spirit and Letter .

Restrictive Covenants. As a condition of your employment, you agree to sign and abide by the company’s standard non-solicitation agreement which will be provided to you in connection with the on-boarding process.

Scott Strazik Chief Executive Officer GE Vernova

(A) Non-solicitation of employees

You will not either during your employment or for a period of 12 months after leaving the Company’s employment unless approved in advance by the Company:

a. whether on your own account or on behalf of or in conjunction with any person (directly or indirectly) solicit or encourage any person who is an employee of the Company and with whom you had material dealings during the two years before leaving the Company’s employment and who is Lead Professional Band or above to terminate his or her employment or accept any other employment outside the Company;

b. directly hire any such employee, or recommend or cause any such employee to be hired by an entity for which you work or with which you are otherwise associated or in which you own more than a 1% ownership interest; and/or

c. without prejudice to your obligations of confidentiality to the Company, provide any non-public information regarding any such employee, including but not limited to compensation data, performance evaluations, skill sets or qualifications to any person in connection with any engagement outside the Company, including but not limited to, recruiters and prospective clients/employers.

(B) Non-compete

You agree that you will not either during your employment or for a period of 12 months after the termination of your employment, be a principal, agent or employee of or provide services to any business which is carried on anywhere globally and which is competitive or is likely to be competitive with the business of the Company in which you were actively involved during the two years before leaving the Company’s employment and which is carried on at your leaving date.

If the Company exercises its right to suspend you from the performance of your duties during any period of garden leave immediately prior to the termination of your employment, the period of restriction specified in this clause shall be reduced by the period of any such garden leave.

(C) Non-solicitation of and non-dealing with customers and clients

You agree that you will not either during your employment or for a period of 12 months after leaving the Company’s employment, whether on your own account or on behalf of or in conjunction with any other person, canvass or solicit business from or have business dealings with any person who has been a customer, contractor or client or a prospective customer, contractor or client of the Company or and with whom you were actively involved during the two years prior to your departure from the Company, for the purpose of providing products or services of a similar type to those of the Company in which you were actively involved during that two year period and which continue to be provided at the date on which your employment terminates.

(C) The covenants in this clause are entered into for the benefit of the Company itself and as trustee for each covered GE company.

Scott Strazik Chief Executive Officer GE Vernova

(D) If any of the restrictions above is void but would be valid if some part of the restriction were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

(E) You acknowledge that your position with the Company gives you access to and the benefit of confidential information which is important to the continuing business of the Company and influence over those clients, customers, business partners e.g. agents, and employees with whom you are in contact and you acknowledge and agree that the provisions of this clause are reasonable in their application to you and necessary but no more than sufficient to protect the legitimate business interests of the Company.

Confidentiality. You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company, its affiliates and its customers that constitutes a valuable asset of the Company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the Company and its affiliates. You further agree that you will sign the company’s Employee Invention and Proprietary Information Agreement as part of the on-boarding process and will abide by the terms of that Agreement.

Please note, this offer is contingent upon your agreement to the conditions of employment described in the company’s “Acknowledgement of Conditions of Employment”. Your acknowledgment of this document and all required documentation will be collected electronically through the GE Hire onboarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter is a guarantee of employment for any fixed period or changes your at-will employment status with the company or its affiliate.

Ken, we are incredibly excited about the prospect of your joining our team. We look forward to your acceptance of this offer and response by email.

If you have any questions, please feel free to contact me.

Sincerely,

/s/ Scott Strazik

Scott Strazik

Please signify your acceptance of this offer letter:

/s/ Kenneth Parks	8/21/2023
Signature	Date